UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 15, 2013

Internet Patents Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-26083 (Commission File Number)	94-3220749 (I.R.S. Employer Identification No.)

10850 Gold Center Dr. Suite 250B Rancho Cordova, California 95670 (Address of principal executive offices including zip code)

(916) 853-1529 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01           OTHER EVENTS

Section 6045B of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), requires an issuer of a specified security to provide to the Internal Revenue Service (the "IRS") and each holder of record of the security, or to such holder's nominee, certain information with respect to organizational actions that affect the tax basis of such security for U.S. federal income tax purposes.

On March 9, 2012, Internet Patents Corporation (“IPC) made a special distribution to holders of its Common stock. This distribution would generally constitute a dividend for U.S. federal income tax purposes to the extent it was paid from IPC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

IPC determined that the distribution exceeded our 2012 and accumulated earnings and profits. Accordingly, the distribution will constitute a return of capital and will first reduce a stockholder’s adjusted tax basis in the Common stock, but not below zero, and then will be treated as gain from the sale of the Common stock.  Such gain generally will be long term capital gain if the Common stock has been held for more than one year.  The maximum tax rate for non-corporate taxpayers on adjusted net capital gains is 15% for long-term capital gains recognized in taxable years beginning on or before December 31, 2012.

IRS Form 8937 applicable to the special distribution is accessible on the investor relations page of IPC’s website: http://internetpatentscorporation.net/Investor_Relations.html.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERNET PATENTS CORPORATION

Date: January 16, 2013	By:	/s/ L. Eric Loewe
Name: L. Eric Loewe
Title: Senior Vice President,
General Counsel and Secretary